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                     May 24, 2022

       Trevor Bezkdek
       Co-Chief Executive Officer
       GoodRx Holdings, Inc.
       2701 Olympic Boulevard
       Santa Monica, CA 90404

                                                        Re: GoodRx Holdings,
Inc.
                                                            Form 10-K For the
Fiscal Year Ended December 31, 2021
                                                            Response dated May
18, 2022
                                                            File No. 001-39549

       Dear Mr. Bezkdek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology